Exhibit 99.1

PRESS RELEASE

 For more information contact: FOR IMMEDIATE RELEASE
Joseph M. Murphy
President and CEO
(207) 288-3314

BAR HARBOR BANK & TRUST TO OPEN SOMESVILLE BRANCH

BAR HARBOR, Maine (October 27, 2005) – Bar Harbor Bank & Trust, subsidiary of Bar Harbor Bankshares (AMEX:BHB), today announced the opening of a new full service branch in the community of Somesville, Maine. The new branch will open in January 2006, subject to customary regulatory approvals. The branch will be located on Route 102 next to the Mount Desert Post Office, in an already established banking facility.

In making the announcement, President and Chief Executive Officer, Joseph M. Murphy commented, "Year-round and seasonal residents of Mount Desert Island have long been able to do their banking and postal business at that location in one stop, and we are thrilled to have the opportunity to continue providing them with that convenience. We believe the Somesville branch office will further strengthen our dominant presence on Mount Desert Island, and provide greater opportunities and availability for serving all of the banking needs of our customers and neighbors."

As a full service community banking location, the Somesville branch will provide a wide array of retail and business deposit services, safety deposit boxes, and an on-site lender for consumer loans and residential mortgages. The new branch will also feature a convenient drive up banking window and a Maine Cash Access ATM.

Somesville will be the fourth Mount Desert Island branch location for Bar Harbor Bank & Trust, which also has offices in Bar Harbor, Northeast Harbor, and Southwest Harbor. The Bank plans to introduce the Somesville branch team and hold a grand opening celebration in January.

Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with eleven branch office locations serving Down East and Mid Coast Maine.

This press release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words like "expects," "plans," "believes," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those regarding anticipated results of operation of the new branch location. There are various factors that could cause actual results to differ materially from those projected including, but not limited to, changes in general economic conditions, failure to obtain necessary regulatory approvals and, competition within the Bank’s market area. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or development.